Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

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Re: Warrants to purchase shares of Class B common stock, par value $0.001 per share, of Skydance Corporation and shares of Class B common stock, par value $0.001 per share, of Skydance Corporation issuable upon exercise of such warrants

To the addressee set forth above:

We have acted as special counsel to Skydance Corporation (f/k/a Paramount Skydance Corporation), a Delaware corporation (the “Company”), in connection with the issuance of (i) warrants to purchase 470,746,773 shares of Class B common stock, $0.001 par value per share of the Company (the “Class B Common Stock”) issued pursuant to that certain Warrant Agreement, dated as of October 13, 2026 (the “Warrant Agreement”), between the Company and Equiniti Trust Company, LLC, as warrant agent (the “Warrants”) and (ii) 470,746,773 shares of Class B Common Stock issuable upon the exercise of such Warrants (the “Warrant Shares”). The Warrant Shares and the Warrants are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2026 (Registration No. 333-297906) (as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus, dated as of July 31, 2026 (the “Base Prospectus”), and a prospectus supplement, dated as of October 5, 2026, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”) that registered the offer and sale of up to 471,300,000 warrants and up to 471,300,000 shares of Class B Common Stock issuable upon the exercise of such warrants. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Warrants and the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have examined, among other things, the following:

1.            The Warrant Agreement and the form of Warrant therein; and

October 13, 2026

2.            The Certificate of Incorporation and Bylaws of the Company, in each case, as amended, and certain resolutions of the Board of Directors of the Company.

We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and with respect to the opinion set forth in paragraph 2 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Warrants have been duly authorized by all necessary corporate action of the Company and, when the Warrants shall have been duly executed, issued, and authenticated in accordance with the terms of the Warrant Agreement, and registered on the books of the warrant agent therefor in the name or on behalf of the applicable Warrantholders in accordance with the terms of the Warrant Agreement, the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrant Agreement and the Warrants.

2.	The Warrant Shares have been duly authorized by all necessary corporate action of the Company and, when the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable stockholders, and have been issued by the Company against payment therefor upon exercise of the Warrants in the circumstances contemplated by the Warrant Agreement and the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinion set forth in numbered paragraph 1 is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (d) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (e) waivers of broadly or vaguely stated rights, (f) provisions for exclusivity, election or cumulation of rights or remedies, (g) provisions authorizing or validating conclusive or discretionary determinations, (h) grants of setoff rights, (i) proxies, powers and trusts, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (k) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (l) the severability, if invalid, of provisions to the foregoing effect.

October 13, 2026

With your consent, we have assumed (a) that the Warrant Agreement and the Warrants have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Warrant Agreement and the Warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrant Agreement and the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K, filed on October 13, 2026, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP